NELNET

INVESTOR RELATIONS

PRESS RELEASES

For Release: 01/30/04
Media Contact: Sheila Odom, 402.458.2329
Investor Contact: Cheryl Watson, 317.469.2064


Nelnet, Inc. Announces Fourth-Quarter and Year-End Earnings


(Lincoln, NE) - Nelnet, Inc. (NYSE: NNI) today announced fourth-quarter and year-end earnings, highlighted by a 22% annual increase in student loan assets and the completion of its initial public offering on December 11, 2003, which raised net proceeds of $167.7 million through a 100% primary offering.

Nelnet reported GAAP net income of $27.1 million for the year ended December 31, 2003, or $0.60 per diluted share, compared to $48.5 million, or $1.08 per diluted share for 2002. For the fourth quarter, net income totaled $10.3 million, or $0.22 per diluted share, as compared to $0.7 million, or $0.02 per diluted share, for the fourth quarter of 2002.

"With our continued growth in assets and focus on long-term value, we are very excited about our prospects for future success," commented Steve Butterfield, Nelnet Vice Chairman and Co-CEO.

"During the fourth quarter, we originated approximately $800 million in consolidation loans. We also incurred more than $69.3 million, or 73 basis points, in yield reduction due to amortization of loan acquisition costs, and/or premiums, during 2003, compared to $55.1 million, or 67 basis points, last year. This reduction was largely caused by the consolidation of our own assets. Despite our solid loan volume growth, our unamortized cost of loan acquisitions, and/or premiums, has been reduced from 1.9% last year to 1.5% today. We believe this adds tremendous strength and quality to our balance sheet," added Butterfield.

In 2003, Nelnet recorded approximately $12.8 million of variable-rate floor income as compared to approximately $49.8 million during the prior year. Operating expenses included $12.8 million of amortization of intangible assets resulting from acquisitions prior to 2003, of which $6.7 million is not deductible for federal income tax purposes. Amortization of intangibles totaled $22.2 million for the year ended December 31, 2002, which included $16.2 million of nondeductible amortization.

Nelnet's net income included a mark-to-market loss on derivative products of $1.2 million during the 2003 fiscal year, compared to $0.6 million the prior year.

"We are pleased with our 2003 results and the base they provide for our future performance," noted Terry Heimes, Nelnet Chief Financial Officer. "In preparing for the IPO, we incurred substantial costs in 2003, which are not recurring, including a nondeductible, non-cash compensation charge of $5.2 million for stock purchased by employees early in 2003. Operating expenses also included an additional $5.1 million in one-time costs to terminate consulting and employment contracts in 2003, of which $1.8 million was incurred in the fourth quarter." "Nelnet's initial public offering provided the necessary capital to support ongoing growth and was a key milestone in our continued evolution as a leader in this industry. Our solid increase in loan volume is reflective of our focus on college and university services as well as our expanded consolidation loan business," said Butterfield.

Nelnet will host a conference call to discuss this earnings release at 10:00 a.m. (Eastern) today. To access the call live, participants in the U.S. and Canada should dial 800.289.0449 and international callers should dial
913.981.5528 at least 15 minutes prior to the call. A live audio Web cast of the call will also be available at http://www.nelnetinvestors.net under the conference calls and Web casts menu. A replay of the conference call will be available between 1:30 p.m. (Eastern) today and 1:30 p.m. (Eastern) February 6. To access the replay via telephone within the U.S. and Canada, callers should dial 888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code of 281067. A replay of the audio Web cast will also be available at http://www.nelnetinvestors.net . Information regarding this earni release is available online.

About Nelnet

Nelnet is one of the leading educational finance companies in the United States and is focused on providing quality student loan products and services to students and schools nationwide. With over $11 billion in total assets, Nelnet originates in excess of $2 billion for itself and its service partners annually, services more than $18 billion in student loans, and provides servicing software for an additional $27 billion in student loans. Nelnet ranks among the nation's leaders in terms of total student loan assets.

Nelnet offers a broad range of student loan and financial services as well as technology-based products, including student loan origination and lending, guarantee servicing, and a suite of software solutions. The company's products are designed to simplify the student loan process by automating financial aid delivery, loan processing, and funds disbursement. Nelnet's services help to facilitate and streamline educational finance for all involved in the industry, including student and parent borrowers, lenders, financial aid officers, guaranty agencies, governmental agencies, servicers, and the capital markets.

Additional information is available at http://www.nelnet.net.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.

Summary Financial Data

                           Three months ended                 Year ended
                               December 31,                   December 31,
                           --------------------           ------------------
                            2003          2002             2003        2002
                           ------        ------           ------      ------
                             (dollars in thousands, except per share data)

Net income                 $10,332        $685           $27,103     $48,538
Earnings per share,
 basic and diluted           $0.22       $0.02             $0.60       $1.08
Weighted average
 shares outstanding     46,928,358  44,971,290        45,501,583  44,971,290

Total assets           $11,931,509  $9,766,583       $11,931,509  $9,766,583
Student loans
 receivable, net       $10,455,442  $8,559,420       $10,455,442  $8,559,420
Average studentloans   $10,210,443  $8,509,950        $9,451,035  $8,171,898
Shareholders' equity      $305,489    $109,122          $305,489    $109,122
Return on average
 total assets                 0.36%       0.03%             0.25%       0.52%
Return on average
 equity                       21.3%        2.5%             19.4%       49.2%